Exhibit 99.1

1870 Crown Drive
Dallas, TX 75234
214-561-7500
Fax: (214) 561-7499

For immediate release

For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 561-7503
ray.schmitz@dynamex.com

DYNAMEX ANNOUNCES SECOND QUARTER
FISCAL YEAR 2004 RESULTS

Second Quarter Highlights:

•	Sales increase 16.9% to $69 million.

•	Net income increases 19.4% to $1.6 million or $0.14 per fully diluted share (before income tax adjustment).

•	New revolving bank credit facility matures November 30, 2007

•	Management updates FY 2004 outlook.

March 3, 2004 — Dallas, Texas — Dynamex Inc. (Amex: DDN), a leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $5.2 million or $0.45 fully diluted earnings per share for the second quarter of FY 2004 compared to $1.3 million or $0.12 per share in the prior year. The current year includes a non-cash, positive income tax adjustment of $3.7 million to recognize the value of available U.S. net operating losses that management expects will be used to offset future U S. taxable income. Excluding this adjustment, net income was $1.6 million, an increase of 19.4% compared to the same period last year.

Quarterly net income was impacted by unusually harsh winter weather conditions in Canada and parts of the U.S., the normal slowdown in customer delivery activity after the Christmas holidays and one-time costs and certain operating inefficiencies during the startup of significant new business that commenced during this quarter.

Sales increased 16.9% to $69 million in the FY 2004 second quarter compared to the prior year. Sales were positively impacted by a 19.1% increase in the average exchange rate between the Canadian dollar and the U.S. dollar. Excluding the effect of the exchange rate, sales increased 10.6%.

Selling, general and administrative (“SG&A”) expenses increased 16.5% to $16.4 million in the FY 2004 second quarter compared to the prior year period. As a percentage of sales, SG&A expenses were 23.6% in FY2004 compared to 23.7% in the prior year. Approximately 33% of

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Dynamex — Second Quarter Fiscal Year 2004
March 3, 2004

the increase is due to the change in the exchange rate between the Canadian dollar and the U.S. dollar. The remaining increase is primarily attributable to the cost of additional personnel to manage and service significant new business startups in a number of U.S. locations, higher sales commissions from new business, the expensing of stock options, one-time Siebel sales training and implementation costs, higher communication and software maintenance fees and increased state unemployment taxes and health insurance premiums.

Other income for the FY 2004 second quarter was $14,000 compared to $60,000 in the prior year period. The decrease is primarily attributable to foreign currency transaction gains realized on the payment of Canadian dollar denominated inter-company royalties and interest to the U.S. parent in the prior year quarter.

Second Quarter Highlights

“We are pleased with the results for the quarter,” said Dynamex Chairman and CEO, Rick McClelland. “Our second fiscal quarter is normally quite challenging. It has fewer working days than the other quarters, it is a seasonally soft period, and we usually get hit with some interesting weather conditions – and this last quarter was no exception to the rule. Despite serious weather disruptions throughout the quarter, our momentum in the same-day transportation industry continued to build as we implemented service solutions for clients in numerous markets. While we incurred upfront costs associated with the new business, Dynamex delivered improved results posting a 16.9% increase in sales and a 19.4% increase in net income before the tax adjustment. Our success continues to be driven by our strategy of (a) cultivating an outstanding workforce including the largest sales organization in our industry, (b) offering a comprehensive service menu to local, regional and national customers and (c) adhering to a business model that is structured to perform well in just about any economic environment. Our non-asset based, variable cost structure allows Dynamex to scale operations to match overall demand and to address new business opportunities without a requirement for significant amounts of capital.

“While costs to support our expanded client relationships somewhat dampened our second quarter operating income, the transition to support this new business has been largely completed, and we expect the locations impacted by these costs to generate normal profitability in future periods.” McClelland continued, “Importantly, the execution by our sales and operations teams during the startups has resulted in strengthening our competitive position and our capabilities to support our national accounts strategy and thereby our ability to strongly differentiate Dynamex in the same-day transportation industry throughout the United States and Canada.

“An additional positive event during the quarter relates to our use of independent contractors. The Company had filed for an income tax refund for prior years, and the IRS elected to audit the amended returns for those periods. As part of this process, the IRS conducted an employment tax audit including a review of our use of independent contractors and concluded that no reclassification of independent contractors was required.

“Recently, we accepted an unsolicited proposal to refinance our bank credit facility that extends the term through November 30, 2007, eliminates quarterly principal payments, reduces the margin charged by the bank 100 basis points immediately and provides increased financial flexibility.”

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Dynamex — Second Quarter Fiscal Year 2004
March 3, 2004

Long-Term Debt

Long-term debt (including the current portion) was reduced by the scheduled quarterly term-loan payment of $1.375 million in the three months ended January 31, 2004. Total long-term debt was $17.9 million at January 31, 2004 compared to $27.3 million at January 31, 2003 and $19.8 million at July 31, 2003.

On March 2, 2004, the Company replaced its existing bank credit facility with a new $30,000,000 Senior Secured, Revolving Credit Facility that matures on November 30, 2007. Under the terms of the new facility, interest is payable quarterly at prime, or LIBOR plus a margin ranging from 1.25% to 1.75%, based on the ratio of Funded Debt to EBITDA (1.5% at March 2, 2004). There are no scheduled principal payments; however, the Company is required to maintain certain financial ratios related to minimum amounts of stockholder’s equity, fixed charges to cash flow, funded debt to cash flow and funded debt to eligible receivables.

And because this is a new credit facility, the remaining balance of unamortized deferred financing costs of $471,000 associated with the existing credit agreement will be expensed in the FY 2004 third quarter. Excluding this non-cash charge, the Company expects a reduction of approximately $55,000 in quarterly interest expense over the next year, based on expected debt balances.

Margins

The gross margin was 28.2% of sales in the current year quarter, down 3.4% compared to 29.2% in the prior year quarter due to the continuing shift in business mix from on-demand to other services but slightly above the gross margin of 28.0% in the first quarter of FY 2004.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $3.2 million compared to $3.4 million in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 8 of this release). EBITDA, as a percentage of sales, was 4.6%, down from 5.6% in the prior year quarter due, in large part, to higher software license and maintenance fees ($100,000), one-time Siebel sales training and implementation costs ($165,000), higher medical and dental premiums and state unemployment taxes ($100,000) and stock option expense ($150,000).

Startup costs, as well as certain operating inefficiencies associated with establishing new operations in approximately 20 markets, had a temporary negative impact on operating income in this quarter. During this critical startup phase, management was focused on successful transitions and meeting customers’ delivery requirements. With the completion of the startup phase in late February 2004, we expect to make certain operational adjustments that will improve profitability of these three-year contracts over their remaining life.

Depreciation and Amortization

Depreciation and amortization (“D&A”) in the second quarter 2004 decreased to $467,000 from $511,000 in the second quarter of 2003. As a percent of sales, D&A was 0.7% compared to 0.9% in the prior year. The reduction in D&A in the current year is primarily attributable to lower capital expenditures in recent years.

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Dynamex — Second Quarter Fiscal Year 2004
March 3, 2004

Interest Expense

Interest expense for the three months ended January 31, 2004 was $322,000, 47% below the prior-year period. This decrease is primarily attributable to lower outstanding debt and a lower interest rate including a reduction in the margin charged by the banks on outstanding loans in the current year quarter versus the prior year quarter due to the Company’s improved EBITDA ratio.

Outlook

The following outlook for FY 2004 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.

The Company expects year-over-year sales growth, including foreign exchange, of between 14% and 16% for fiscal year 2004. The Company expects the Canadian exchange rate to average $0.74 for the remainder of this fiscal year.

Dynamex expects FY 2004 gross margins to be lower than the prior year as the percentage of scheduled and distribution and outsourcing sales increases compared to on-demand sales. However, gross margins are expected to improve slightly in the third and fourth quarters of FY 2004 compared to the first half of the year.

The EBITDA margin is expected to range between 5.7% and 5.9% of sales for the full fiscal year.

The Company expects SG&A expenses to increase in absolute dollars compared to the prior year but decline as a percentage of sales. SG&A expenses for the remaining quarters of this fiscal year are expected to be in-line with the FY 2004 second quarter.

Depreciation and amortization expense for FY 2004 is expected to be approximately 10% below the prior fiscal year.

Interest expense in FY 2004 is expected to be slightly below $1.7 million, including the write-off of deferred financing costs of approximately $470,000 associated with the current bank credit agreement that was refinanced and extended on March 2, 2004. Expensing the balance of the deferred financing costs, less the reduction in cash interest costs, will increase interest expense in the outlook for the current fiscal year by approximately $350,000.

The Company expects the effective income tax rate for the remaining quarters of FY 2004 to be approximately 36% in the U.S. and 38% in Canada, assuming no changes in current tax rates. The net positive impact of the income tax adjustment recorded in the second quarter on our previous outlook for FY 2004 is approximately $2.8 million.

The Company expects net income for FY 2004 will range from $0.97 to $1.07 per fully diluted share. Excluding the impact of the income tax adjustment and the write-off of the balance of deferred financing costs associated with the debt refinancing (approximately $0.22 per fully diluted share), the Company expects net income of $0.75 to $0.85 per fully diluted share.

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Dynamex — Second Quarter Fiscal Year 2004
March 3, 2004

Investor Call

The Company will host an investor conference call on Thursday, March 4, 2004 at 10:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-692-2592. A participant will need the following information to access the conference call: Company name – “Dynamex”. A telephone replay of the conference call will be available through March 11, 2004 at Toll-Free 1-877-519-4471, Conference Pin #4439318.

The conference call will also be available on the Internet through CCBN’s website, located at www.fulldisclosure.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

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Dynamex is a leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com and www.dxnow.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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Dynamex — Second Quarter Fiscal Year 2004
March 3, 2004

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(Unaudited)

	January 31,	July 31,
	2004	2003
ASSETS
CURRENT
Cash and cash equivalents	$5,636	$4,338
Accounts receivable (net of allowance for doubtful accounts of $748 and $721, respectively)	28,234	26,109
Prepaid and other current assets	1,867	2,453
Deferred income tax	1,696	1,976

Total current assets	37,433	34,876
Property and equipment — net	4,549	4,287
Goodwill	45,291	44,743
Intangibles — net	843	981
Deferred income taxes	13,184	10,064
Other assets	1,134	590

Total assets	$102,434	$95,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT
Accounts payable trade	$6,223	$6,564
Accrued liabilities	14,878	14,805
Current portion of long-term debt	5,499	5,728

Total current liabilities	26,600	27,097
Long-term debt	12,366	14,116

Total liabilities	38,966	41,213

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 11,302 and 11,208 outstanding, respectively	113	112
Additional paid-in capital	74,819	74,064
Accumulated deficit	(12,780)	(20,250)
Unrealized foreign currency translation adjustment	1,316	402

TOTAL STOCKHOLDERS’ EQUITY	63,468	54,328

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$102,434	$95,541

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Dynamex — Second Quarter Fiscal Year 2004
March 3, 2004

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Six months ended
	January 31,		January 31,
	2004	2003	2004	2003
Sales	$69,375	$59,331	$139,449	$121,063
Cost of sales	49,812	41,997	100,262	85,306

Gross profit	19,563	17,334	39,187	35,757
Selling, general and administrative expenses	16,379	14,061	31,863	28,402
Depreciation and amortization	467	511	979	1,091
(Gain) loss on disposal of property and equipment	(2)	(19)	(20)	13

Operating income	2,719	2,781	6,365	6,251
Interest expense	322	604	654	1,217
Other (income) expense	(14)	(60)	(103)	(74)

Income before taxes	2,411	2,237	5,814	5,108
Income tax expense	(2,808)	930	(1,656)	1,833

Net income	$5,219	$1,307	$7,470	$3,275
Basic earnings per common share:	$0.46	$0.12	$0.66	$0.29
Diluted earnings per common share:	$0.45	$0.12	$0.65	$0.29
Weighted average shares:
Common shares outstanding	11,271	11,208	11,254	11,207
Adjusted common shares — assuming exercise of stock options	11,491	11,334	11,499	11,300

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Dynamex — Second Quarter Fiscal Year 2004
March 3, 2004

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Six months ended
	January 31,		January 31,
	2004	2003	2004	2003
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	71.8%	70.8%	71.9%	70.5%

Gross profit	28.2%	29.2%	28.1%	29.5%
Selling, general and administrative expenses	23.6%	23.7%	22.8%	23.5%
Depreciation and amortization	0.7%	0.9%	0.7%	0.9%
(Gain) loss on disposal of property and equipment	0.0%	-0.1%	-0.1%	-0.1%

Operating income	3.9%	4.7%	4.7%	5.2%
EBITDA Margin	4.6%	5.6%	5.3%	6.1%
EBITDA	$3,200	$3,352	$7,448	$7,416
Reconciliation of Non-GAAP Financial Measures:
Net income	$5,219	$1,307	$7,470	$3,275
Income tax expense	(2,808)	930	(1,656)	1,833
Interest expense	322	604	654	1,217
Depreciation and amortization	467	511	979	1,091

EBITDA	$3,200	$3,352	$7,447	$7,416

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